UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2022

TINGO, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-205835	83-0549737
(State or Other Jurisdiction	(Commission File	(IRS Employer
Of Incorporation)	Number)	Identification No.)

43 West 23rd Street New York, NY	10010
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 847-0144

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-k filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.05	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 1, 2022, Tingo, Inc. (“Tingo” or the “Company”) entered into service agreements with each of its five executive officers, summarized as follows:

Dozy Mmobuosi. On March 1, 2022, the Company entered into a 24-month Executive Employment Agreement with Dozy Mmobuosi, its Chief Executive Officer, with an effective date of August 15, 2021. The Agreement provides for a base salary of Six Hundred and Eighty Thousand Dollars ($680,000) per annum, together with bonuses of up to twice his annual base salary then in effect and equity incentives, all as determined by the Compensation Committee of the Tingo Board of Directors. If Mr. Mmobuosi’s employment is terminated without cause, he will be entitled to a severance payment equal to his annual base salary then in effect, together with any bonus payments made during the twelve months prior to termination.

Christopher Cleverly. On March 1, 2022, the Company entered into an Executive Service Agreement with Christopher Cleverly, its President, with an effective date of August 15, 2021. The Agreement provides for a base salary of Five Hundred Thousand Dollars ($500,000) per annum, together with bonuses of common stock purchase options, with an exercise price of $4.00 per share, of up to five percent (5%) of the company’s outstanding shares, the quantum of which depends upon the trading price of the Company’s shares during the 36-month period following the effective date. Mr. Cleverly is further entitled to a severance payment equal to his annual base salary then in effect if his Service Agreement is terminated without cause.

Dakshesh Patel. On March 1, 2022, the Company entered into an Executive Service Agreement with Dakshesh Patel, its Chief Financial Officer, with an effective date of August 15, 2021. The Agreement provides for a base salary of Five Hundred Thousand Dollars ($500,000) per annum, together with bonuses of common stock purchase options, with an exercise price of $4.00 per share, of up to five percent (5%) of the company’s outstanding shares, the quantum of which depends upon the trading price of the Company’s shares during the 36-month period following the effective date. Mr. Patel is further entitled to a severance payment equal to his annual base salary then in effect if his Service Agreement is terminated without cause.

Kenneth Denos. On March 1, 2022, the Company entered into a 24-month Executive Employment Agreement with Kenneth Denos, its Executive Vice President and General Counsel, with an effective date of September 1, 2021. The Agreement provides for a base salary of Four Hundred and Eighty Thousand Dollars ($480,000) per annum, together with bonuses of up to twice his annual base salary then in effect and equity incentives, all as determined by the Compensation Committee of the Tingo Board of Directors. If Mr. Denos’s employment is terminated without cause, he will be entitled to a severance payment equal to his annual base salary then in effect, together with any bonus payments made during the twelve months prior to termination.

Rory Bowen. On March 1, 2022, the Company entered into a 24-month Executive Employment Agreement with Rory Bowen, its Chief of Staff, with an effective date of August 15, 2021. The Agreement provides for a base salary of One Hundred and Seventy Thousand Dollars ($170,000) per annum, together with bonuses of up to twice his annual base salary then in effect and equity incentives, all as determined by the Compensation Committee of the Tingo Board of Directors. If Mr. Bowen’s employment is terminated without cause, he will be entitled to a severance payment equal to his annual base salary then in effect, together with any bonus payments made during the twelve months prior to termination.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tingo, Inc.

Date: March 2, 2022	By:	/s/ Kenneth Denos
		Name:	Kenneth Denos
		Title:	Secretary

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